Exhibit 23.5

Consent of Independent Auditors

The Board of Directors
Barrington Broadcasting Group LLC:

We consent to the use of our report dated May 12, 2006, with respect to the combined balance sheets of Raycom Sales Group (a division of Raycom Media, Inc. and subsidiaries) as of December 31, 2005 and 2004, and the related combined statements of operations, division equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia
August 2, 2007